Exhibit 3.2

CERTIFICATE OF DESIGNATION OF SERIES A

CONVERTIBLE PREFERRED STOCK OF

ORCHESTRA BIOMED HOLDINGS, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), Orchestra BioMed Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $0.0001 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in such series and state the designations, powers, preferences, privileges and relative participating, optional, or other rights and such qualifications, limitations, or restrictions of the shares of such series; and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designations, powers, preferences, privileges and relative participating, optional, or other rights and the qualifications, limitations, or restrictions of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the “Certificate of Designation”) establish and fix and herein state and express the designations, powers, preferences, privileges and relative participating, optional, or other rights and qualifications, limitations, or restrictions of such series of Preferred Stock as follows:

1.Designation. There shall be a series of Preferred Stock that shall be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”) and the number of Shares constituting such series shall be 200,000. The rights, preferences, powers, restrictions, and limitations of the Series A Preferred Stock shall be as set forth herein.

2.Defined Terms. For purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York are generally open for use by customers on such day.

“Board” has the meaning set forth in the Recitals.

“Certificate of Designation” has the meaning set forth in the Recitals.

“Certificate of Incorporation” has the meaning set forth in the Recitals.

“Change of Control” means (a) any sale, lease, or transfer or series of related sales, leases, or transfers of (i) all or substantially all of the consolidated assets of the Corporation and its Subsidiaries or (ii) Virtue SAB (as such term is defined in the Corporation’s Form 10-Q for the quarter ended June 30, 2025); (b) any sale, transfer, or issuance (or series of related sales, transfers, or issuances) of capital stock by the Corporation or the holders of Common Stock (or other voting stock of the Corporation) that results in a “person” or “group” within the meaning of Section 13(d) of the Exchange Act becoming the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), of the capital stock of the Corporation representing more than 50% of the total voting power of the outstanding capital stock of the Corporation; or (c) any merger, consolidation, recapitalization, or reorganization of the Corporation with or into another Person (whether or not the Corporation is the surviving corporation) that results in the inability of the holders of Common Stock (or other voting stock of the Corporation) immediately prior to such merger, consolidation, recapitalization, or reorganization to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company.

“Common Stock” means the common stock, par value $0.0001 per share, of the Corporation.

“Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for Common Stock, but excluding Options.

“Corporation” has the meaning set forth in the Preamble.

“Conversion Price” means, for each Share of Series A Preferred Stock, a dollar amount equal to the greater of (i) $12.00 or (ii) a twenty percent (20%) discount to the Market Price of the Common Stock on the Series A Conversion Date.

“Conversion Shares” means the shares of Common Stock or other capital stock of the Corporation then issuable upon conversion of the Series A Preferred Stock in accordance with the terms of Section 8.

“Date of Issuance” means, for any Share of Series A Preferred Stock, November 7, 2025.

“DGCL” has the meaning set forth in the Preamble.

“Exchange Act” means Securities Exchange Act of 1934, as amended.

“Holder” means a holder of Series A Preferred Stock, and “Holders” means multiple holders of Series A Preferred Stock.

“Junior Securities” means, collectively, the Common Stock and any other class of securities that is specifically designated as junior to the Series A Preferred Stock.

“Liquidation” has the meaning set forth in Section 6.1.

“Liquidation Value” means, with respect to any Share on any given date, $100.00 (as adjusted for any stock splits, stock dividends, recapitalizations, or similar transaction with respect to the Series A Preferred Stock).

“Market Price” means, as of any given date, the VWAP of the Common Stock as of the Trading Day ended immediately prior to such given date.

“Notice of Conversion” has the meaning set forth in Section 8.1(a).

“Options” means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.

“Permitted Conversion Date” means the earlier of the date: (i) that both (a) the Corporation has Publicly Disclosed primary endpoint data from its U.S. investigational device exemption study for in-stent restenosis (the “Primary End Point Data Publication”) and (b) the VWAP of the Common Stock has been above the Threshold Stock Price per share on any Trading Day subsequent to the Primary End Point Data Publication; and (ii) of the consummation of a Change of Control.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

“Preferred Stock” has the meaning set forth in the Recitals.

“Primary End Point Data Publication” has the meaning set forth in the definition of Permitted Conversion Date.

“Principal Market” means the Nasdaq Global Market.

“Publicly Disclosed” means any disclosure to the public, including through (i) a press release or (ii) a current or periodic report made by the Corporation with the U.S. Securities and Exchange Commission on EDGAR pursuant to Section 13 or 15(d) of the Exchange Act (i.e., a Form 8-K, a Form 10-Q or a Form 10-K).

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Series A Conversion Date” has the meaning set forth in Section 8.1(a)

“Series A Preferred Stock” has the meaning set forth in Section 1.

“Share” means a share of Series A Preferred Stock, and “Shares” means multiple shares of Series A Preferred Stock.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Trading Day” means, as applicable, (a) with respect to all price or trading volume determinations relating to the Common Stock, any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) or (b) with respect to all determinations other than price or trading volume determinations relating to the Common Stock, any day on which the Nasdaq Global Market (or any successor thereto) is open for trading of securities.

“Threshold Stock Price” means $15.00 per share of Common Stock, subject to adjustment in the same manner, and at the same time, as the Conversion Price under Section 8.4.

“VWAP” means, for any security as of any date, the volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded), during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg through its “VAP” function (set to 09:30 start time and 16:00 end time) or, if the foregoing does not apply, the volume-weighted average price of such security in the over-the-counter market for such security during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg, or, if no volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group (or a similar organization or agency succeeding to its functions of reporting prices). If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as determined by the Board in good faith and in a commercially reasonable manner. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

3.Rank. With respect to distribution of assets upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, all Shares of the Series A Preferred Stock shall rank senior to all Junior Securities.

4.Participating Dividends. If the Corporation declares or pays a dividend or distribution on all shares of the Common Stock, whether such dividend or distribution is payable in cash, securities, or other property but excluding any dividend or distribution payable on the Common Stock in shares of Common Stock, the Corporation shall simultaneously declare and pay a dividend on the Series A Preferred Stock on a pro rata basis with the Common Stock determined on an as-converted basis assuming all Shares had been converted pursuant to Section 8 as of immediately prior to the record date of the applicable dividend (or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined).

5.Redemption at the Option of Holders upon a Change of Control.

5.1Upon the occurrence of a Change of Control, each Holder of Shares shall have the right to require the Corporation to redeem all or any part of such Holder’s Shares at a redemption price in cash (the “Change of Control Payment”) equal to the aggregate Liquidation Value of such Shares, except to the extent that the Holder has previously or concurrently elected to exercise its right to convert such Shares into Common Stock pursuant to Section 8. Notwithstanding the foregoing, the Corporation will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Certificate of Designation applicable to a Change of Control Offer made by the Corporation and redeem all Shares validly tendered and not withdrawn under such Change of Control Offer.

5.2Within thirty (30) days following any Change of Control, the Corporation shall deliver a notice (a “Change of Control Offer”) to each Holder describing: (a) that a Change of Control has occurred and that such Holder has the right to require the Corporation to redeem such Holder’s then outstanding Shares as described in Section 5.1, (b) the transaction or transactions that constitute such Change of Control, (c) the redemption date (which shall be no earlier than thirty (30) days nor later than sixty (60) days from the date such notice is delivered) (the “Change of Control Payment Date”), (d) that any Shares not properly tendered will remain outstanding, (e) that unless the Corporation defaults in the payment of the Change of Control Payment, all Shares accepted for payment pursuant to the Change of Control Offer will be canceled on the Change of Control Payment Date; (f) that Holders electing to have any Shares redeemed pursuant to a Change of Control Offer will be required to surrender such Shares to the Corporation (or its agent) prior to the close of business on the third Business Day preceding the Change of Control Payment Date, (g) that Holders will be entitled to withdraw their tendered Shares and their election to require the Corporation to redeem such Shares by written notice to the Corporation not later than the expiration time of the Change of Control Offer that such Holder is withdrawing its tendered Shares and its election to have such Shares redeemed, (h) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and (i) any other instructions determined by the Corporation, consistent with this Section 5.2, that a Holder must follow in order to have its Shares redeemed.

5.3Holders electing to have Shares redeemed shall be required to surrender such Shares to the Corporation at the address specified in the notice at least three Business Days prior to the Change of Control Payment Date. Holders shall be entitled to withdraw their election if the Corporation receives not later than the expiration of the Change of Control Offer by written notice to the Corporation not later than the expiration time of the Change of Control Offer that such Holder is withdrawing its tendered Shares and its election to have such Shares redeemed.

5.4The Corporation will comply, to the extent applicable, with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws or regulations in connection with the redemption of Shares pursuant to this Section 5. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 5, the Corporation will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 5 by virtue of such compliance.

5.5On the Change of Control Payment Date, the Corporation will, to the extent permitted by law, accept for payment all Shares properly tendered pursuant to the Change of Control Offer), deliver to the Holders the Change of Control Payment in respect of all Shares tendered and cause the cancellation of the Shares tendered and redeemed by the Corporation.

6.Liquidation.

6.1Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation”), the Holders of Shares then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount equal to the aggregate Liquidation Value of all Shares held by such Holder. If any portion of the Liquidation Value is paid in a form of consideration other than cash, then such consideration shall be valued at fair market value as determined by the Board in good faith.

6.2Insufficient Assets. If upon any Liquidation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Holders the full preferential amount to which they are entitled under Section 6.1, (a) the Holders shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective full preferential amounts which would otherwise be payable in respect of the Series A Preferred Stock in the aggregate upon such Liquidation if all amounts payable on or with respect to such Shares were paid in full, and (b) the Corporation shall not make or agree to make any payments to the holders of Junior Securities by reason of their ownership thereof.

6.3Notice Requirement. In the event of any Liquidation, the Corporation shall, within ten (10) days after the date the Board approves such action, or no later than twenty (20) days after any stockholders’ meeting called to approve such action, or within twenty (20) days after the commencement of any involuntary proceeding, whichever is earlier, give each Holder written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash, and property to be received by the Holders upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each Holder of such material change.

7.No Voting Rights. Except as otherwise required by the DGCL,the Holders shall have no voting rights.

8.Right to Convert. Subject to the provisions of this Section 8, at any time and from time to time on or after the Permitted Conversion Date, any Holder shall have the right to convert all or any portion of the outstanding whole Shares held by such Holder into an aggregate number of shares of Common Stock as is determined by (i) multiplying the number of Shares (including any fraction of a Share) to be converted by the Liquidation Value thereof, and then (ii) dividing the result by the Conversion Price in effect immediately prior to such conversion, with cash being paid in lieu of fractional shares of Common Stock in accordance with Section 8.1(c).

8.1Procedures for Conversion; Effect of Conversion.

(a)Procedures for Holder Conversion. In order to effectuate a conversion of Shares pursuant to Section 8, a Holder shall (a) provide the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”) and (b) surrender the Shares being converted, along with Notice of Conversion, to the Corporation. Each Notice of Conversion shall specify the number of Shares owned prior to the conversion at issue, the number of Shares to be converted, the Liquidation Value of the Shares to be converted, the applicable Conversion Price, the number of Shares owned subsequent to the conversion at issue and the address or DWAC instructions for delivery. The conversion of such Shares hereunder shall be deemed effective as of the date that the Holder has both provided a duly completed Notice of Conversion to the Corporation and surrendered the Shares to be converted (the “Series A Conversion Date”). Upon the receipt by the Corporation of the Notice of Conversion and the surrender of such Shares, the Corporation shall as promptly as practicable (but in any event within two (2) Trading Days thereafter) deliver to the relevant Holder the number of whole shares of Common Stock through the facilities of the DTC (or, if unavailable in the opinion of counsel to the Company, in book-entry format) to which such Holder shall be entitled upon conversion of the applicable Shares as calculated pursuant to Section 8 with cash being paid in lieu of any fractional shares of Common Stock as provided in

Section 8.1(c). All shares of capital stock issued hereunder by the Corporation shall be duly and validly issued, fully paid, and nonassessable, free and clear of all taxes, liens, charges, and encumbrances with respect to the issuance thereof.

(b)Effect of Conversion. All Shares converted as provided in this Section 8.1 shall no longer be deemed outstanding as of the Series A Conversion Date and all rights with respect to such Shares shall immediately cease and terminate as of the Series A Conversion Date, other than the right of the Holder to receive shares of Common Stock and payment in lieu of any fraction of a share of Common Stock in exchange therefor.

(c)Fractional Shares. The Corporation shall not be required to issue a fractional share of Common Stock upon conversion of Shares. As to any fraction of a share of Common stock that the Holder would otherwise be entitled to receive upon conversion of Shares, the Corporation shall promptly after the Series A Conversion Date pay to such Holder an amount in cash (by delivery of a certified or official bank check or by wire transfer of immediately available funds) equal to the product of (i) such fraction multiplied by (ii) the Market Price of one share of Common Stock on the Series A Conversion Date.

8.2Reservation of Stock. The Corporation shall at all times when any Share is outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series A Preferred Stock pursuant to this Section 8, taking into account any adjustment to such number of shares so issuable in accordance with Section 8.4 hereof. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the Shares.

8.3No Charge or Payment. The issuance of shares of Common Stock upon conversion of Shares pursuant to this Section 8 shall be made without payment of additional consideration by, or other charge, cost, or tax to, the Holder in respect thereof.

8.4Adjustment to Conversion Price and Number of Conversion Shares. In order to prevent dilution of the conversion rights granted under this Section 8, the Conversion Price and the number of Conversion Shares issuable on conversion of the Shares shall be subject to adjustment from time to time as provided in this Section 8.4.

(a)Adjustment to Conversion Price and Conversion Shares upon Dividend, Subdivision, or Combination of Common Stock. If the Corporation

shall, at any time or from time to time after the Date of Issuance, (i) pay a dividend or make any other distribution upon the Common Stock or any other capital stock of the Corporation payable in shares of Common Stock or in Options or Convertible Securities, or (ii) subdivide (by any stock split, recapitalization, or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to any such dividend, distribution, or subdivision shall be proportionately reduced and the number of Conversion Shares issuable upon conversion of the Series A Preferred Stock shall be proportionately increased. If the Corporation at any time combines (by combination, reverse stock split, or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased and the number of Conversion Shares issuable upon conversion of the Series A Preferred Stock shall be proportionately decreased. Any adjustment under this Section 8.4(a) shall become effective at the close of business on the date the dividend, subdivision, or combination becomes effective.

(b)Adjustment to Conversion Price and Conversion Shares upon Reorganization, Reclassification, Consolidation, or Merger. In the event of any (i) capital reorganization of the Corporation, (ii) reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), (iii) consolidation or merger of the Corporation with or into another Person, (iv) sale of all or substantially all of the Corporation’s assets to another Person or (v) other similar transaction (other than any such transaction covered by Section 8.4(a)), in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities, or assets with respect to or in exchange for Common Stock, each Share of Series A Preferred Stock shall, immediately after such reorganization, reclassification, consolidation, merger, sale, or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Conversion Shares then convertible for such Share, be exercisable for the kind and number of shares of stock or other securities or assets of the Corporation or of the successor Person resulting from such transaction to which such Share would have been entitled upon such reorganization, reclassification, consolidation, merger, sale, or similar transaction if the Share had been converted in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale, or similar transaction and acquired the applicable number of Conversion Shares then issuable hereunder as a result of such conversion (without taking into account any limitations or restrictions on the convertibility of such Share, if any); and, in such case, appropriate adjustment shall be made with respect to such Holder’s rights under this Certificate of Designation to insure that the provisions of this Section 8 shall thereafter be applicable, as nearly as possible, to the Series A Preferred Stock in relation to any shares of stock, securities, or assets thereafter acquirable upon conversion of Series A Preferred Stock. The provisions of this Section 8.4(b) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, or similar transactions. The Corporation shall not effect any such reorganization, reclassification, consolidation, merger, sale, or similar transaction unless, prior to the consummation thereof, the successor Person (if other than the Corporation) resulting from such reorganization, reclassification, consolidation, merger, sale, or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Certificate of Designation, the obligation to deliver to the Holders such shares of stock, securities, or assets which, in accordance with the foregoing provisions, such Holders shall be entitled to receive upon conversion of the Series A Preferred Stock. Notwithstanding anything to the contrary contained herein, with respect to any corporate event or other transaction contemplated by the provisions of this Section 8.4(b), each Holder shall have the right to elect prior to the consummation of such event or transaction, to give effect to the provisions of Section 8 hereunder, instead of giving effect to the provisions contained in this Section 8.4(b) with respect to such Holder’s Series A Preferred Stock.

(c)Certificate as to Adjustment.

(i)As promptly as reasonably practicable following any adjustment of the Conversion Price, but in any event not later than ten (10) Trading Days thereafter, the Corporation shall furnish to each Holder of record of Series A Preferred Stock at the address specified for such Holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such Holder) a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii)As promptly as reasonably practicable following the receipt by the Corporation of a written request by any Holder, but in any event not later than five (5) Trading Days thereafter, the Corporation shall furnish to such Holder a certificate of an executive officer certifying the Conversion Price then in effect and the number of Conversion Shares or the amount, if any, of other shares of stock, securities, or assets then issuable to such Holder upon conversion of the Shares.

(d)Notices. In the event:

(i)that the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series A Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(ii)of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another Person, or sale of all or substantially all of the Corporation’s assets to another Person; or

(iii)of the voluntary or involuntary dissolution, liquidation, or winding-up of the Corporation;

then, and in each such case, the Corporation shall, unless a Holder is also a holder of Common Stock, send or cause to be sent to each Holder of record of Series A Preferred Stock at the address specified for such Holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such Holder) at least five (5) Trading Days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, or other right or action, and a description of such dividend, distribution, or other right or action, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Corporation shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon conversion of the Series A Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up, and the amount per share and character of such exchange applicable to the Series A Preferred Stock and the Conversion Shares.

9.Reissuance of Series A Preferred Stock. Any Shares redeemed, converted, or otherwise acquired by the Corporation or any Subsidiary shall be canceled and retired as authorized and issued shares of capital stock of the Corporation and no such Shares shall thereafter be reissued, sold, or transferred.

10.Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) if to the Corporation, its principal executive offices and (b) if to a Holder, such Holder’s address at it appears in the stock records of the Corporation (or at such other address for a Holder as shall be specified in a notice given in accordance with this Section 10).

11.Amendment and Waiver. No provision of this Certificate of Designation may be amended, modified, or waived except by an instrument in writing executed by the Corporation and the Holders of not less than two-thirds of the then total outstanding Shares, and any such written amendment, modification, or waiver will be binding upon the Corporation and each Holder.

[signature page follows]

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its Chief Executive Officer this 6th day of November 2025.

Orchestra BioMed Holdings, Inc.
By:	/s/ David P. Hochman
David P. Hochman
Chief Executive Officer

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES A PREFERRED STOCK)

The undersigned hereby elects to convert the number of Shares of Series A Convertible Preferred Stock (the “Preferred Stock”) indicated below into shares of Common Stock of Orchestra BioMed Holdings, Inc., a Delaware corporation (the “Corporation”), according to the terms hereof and of the Certificate of Designation of Series A Convertible Preferred Stock of Orchestra Biomed Holdings, Inc. (the “COD”). If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Securities Purchase Agreement, dated October 24, 2025, by and between the Corporation and Terumo Medical Corporation. No fee will be charged to the Holder for any conversion, except for any such transfer taxes. Capitalized terms used herein, but not defined herein shall have the meanings assigned to them in the COD.

Conversion calculations:

Number of shares of Preferred Stock owned prior to Conversion:

Number of shares of Preferred Stock to be Converted:

Liquidation Value of shares of Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Applicable Conversion Price:

Number of shares of Preferred Stock owned subsequent to Conversion:

Name in which Common Stock is to be Issued if other than the Holder:

DWAC Instructions:
Broker no:
Account no:

or

Address for Delivery:

[HOLDER]

By:
Name:
Title: